EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Third Quarter 2014 Earnings

LAREDO, Texas—(BUSINESS WIRE)—November 10, 2014—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income available to common shareholders for the three months ended September 30, 2014 of $33.2 million, or $.50 diluted earnings per common share and $.50 basic earnings per common share, compared to $31.8 million or $.47 diluted earnings per common share and $.47 basic earnings per common share for the same period in 2013, representing an increase of 4.4 percent in net income available to common shareholders and an increase of 6.4 percent in diluted earnings per common share. Net income available to common shareholders for the nine months ended September 30, 2014 was $114.6 million, or $1.71 diluted earnings per common share and $1.71 basic earnings per common share, compared to $87.4 million or $1.30 diluted earnings per common share and $1.30 basic earnings per common share for the same period of 2013, representing an increase of 31.1 percent in net income available to common shareholders and an increase of 31.5 percent diluted earnings per common share.

Net income for the three and nine months ended September 30, 2014 was positively impacted by an increase in the Company’s net interest margin, as well as a 51.4% decrease in the provision for probable loan losses for the nine months ended September 30, 2014.  The increase in the net interest margin can be primarily attributed to increased levels of interest income arising from the repositioning of the investment portfolio the Company undertook in 2013, an increase in loans outstanding, and a decrease in interest expense on securities sold under repurchase agreements arising from the early termination of some of the long-term repurchase agreements by the lead bank subsidiary.

“I’m pleased with the Company’s earnings for the quarter and nine months ended September 30, 2014.  The earnings in 2014 continue to reflect the Company’s commitment to superior earnings, especially in light of the continued regulatory challenges facing the industry, as well as the still unsettled economic environment in the U.S.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets were $12.1 billion at both September 30, 2014 and December 31, 2013.  Net loans were $5.6 billion at September 30, 2014 compared to $5.1 billion at December 31, 2013. Deposits were $8.4 billion at September 30, 2014 and $8.2 billion at December 31, 2013.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 217 facilities and more than 320 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml